Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

December 12, 2013

Acceleron Pharma Inc.

128 Sidney Street

Cambridge, MA  02139

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 5,145,255 shares of common stock, $0.001 par value (the “Shares”), of Acceleron Pharma Inc., a Delaware corporation (the “Company”), issuable under the Company’s 2003 Stock Option and Restricted Stock Plan and the Company’s 2013 Equity Incentive Plan (each, a “Plan,” and collectively, the “Plans”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plans.  For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ropes & Gray LLP